EXHIBIT 99.1


                                  NEWS RELEASE

         Abraxas Announces Pricing of the Grey Wolf Exploration Inc. IPO


SAN ANTONIO (Feb. 16, 2005) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) today announced that Grey Wolf Exploration Inc. ("Grey Wolf"), its wholly-owned Canadian subsidiary, has priced its previously announced initial public offering of 26.9 million common shares at CDN $2.80 per share.

Utilizing a current exchange rate of 0.81 yields US $2.27 per share. All amounts below are expressed in US dollars.

The 17.8 million treasury shares, offered by Grey Wolf, will generate net proceeds sufficient to repay its $35 million term loan and to eliminate its working capital deficit. Net proceeds from Abraxas' secondary offering of 9.1 million shares (approximately $20 million) will be applied to the repayment of its $25 million bridge loan. If all of the over-allotment shares are exercised, net proceeds of approximately $8 million will be applied to the $25 million bridge loan first, then to general corporate purposes. Closing is anticipated to occur on February 24th.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. Abraxas operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION FOR AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SECURITIES DESCRIBED HEREIN IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES EXCEPT PURSUANT TO A REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com